ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

November 13, 2015

PLS CPAs
4725 Mercury St.
San Diego, CA 92111

We have engaged Anton & Chia, 3501 Jamboree Road, Suite 540, Newport Beach, CA 92660, to audit our financial statements for the year ended June 30, 2016. In connection with their audit, they would like to make inquiries and examine your workpapers for the audit of our financial statements for the year ended June 30, 2015. We hereby authorize you to respond fully and without limitation to their inquiries.

Please allow our auditors to copy information from your files that provides factual information about our company and bill us for the reproduction costs.

We have represented to our auditors that we are not involved with your firm in any disputes about accounting principles, auditing procedures, or similarly significant matters and that we have paid in full for all services rendered by you to date. You will be contacted by Brad Reigner of this audit firm concerning these matters.

Very truly yours,

Patrick Gosselin
Chief Executive Officer